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Exhibit 15.1

October 5, 2006

CA, Inc.
One CA Plaza
Islandia, New York 11749

Re:
Registration Statement on Amendment No. 4 to Form S-4 to be filed on or about October 5, 2006

        With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 14, 2006 related to our review of interim financial information. As discussed in Note A to the consolidated condensed financial statements, the Company has restated the consolidated condensed statements of operations and cash flows for the three-month period ended June 30, 2005 to reflect the effects of certain prior period restatements that were previously disclosed in Note 12 of the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2006.

        Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York

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  Exhibit 15.1